INSIDER TRADING POLICY

1.    PURPOSE
Integer Holdings Corporation and its subsidiaries (the “Company”) maintain this Insider Trading Policy (this “Policy”) to: (i) promote compliance with applicable U.S. securities laws that prohibit trading based on material non-public information and (ii) avoid the appearance of impropriety in connection with trading in the Company’s securities and in the securities of entities with which the Company does business or competes.
2.    SCOPE
2.1    Persons Subject to this Policy. This Policy applies to all associates, officers, and directors of the Company, as well as to family members and other members of a person’s household and entities controlled by a person covered by this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.
2.2    Transactions Subject to this Policy. This Policy applies to transactions in the Company’s securities, including common stock and other types of securities, including but not limited to debt securities, preferred stock, bonds, notes, debentures, and warrants, as well as derivative securities that are not issued by the related company, such as exchange-traded put or call options or other swaps or rights to purchase or sell any such security, or any other instrument commonly known as a security (collectively referred to in this Policy as “Securities”).
3.    POLICY
3.1    Restrictions on Trading in Company Securities. Anyone subject to this Policy who is in possession of material non-public information may not:
•Trade in Company Securities; or
•Provide (or “tip”) material non-public information to others who trade in Company Securities while in possession of that information.
Generally, information is “material” if a reasonable investor would consider such information important in deciding whether to purchase, hold or sell Securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Examples of information that likely would be considered material, include, but are not limited to, information about:
•financial results, projections of future earnings or losses, or other earnings guidance or earnings announcements;

•confirmation of or changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•a pending or proposed merger, acquisition, joint venture or tender offer;
•a pending or proposed acquisition or disposition of significant assets or a write-down or impairment of assets;
•an offering of additional equity or debt Securities, the declaration of a stock split, a change in the dividend policy or the establishment of a repurchase program for Company Securities;
•changes in senior management or a Company restructuring;
•significant changes in the Company’s strategy;
•bank borrowings or other financing transactions out of the ordinary course or impending liquidity problems or bankruptcy;
•pending or threatened significant litigation, claims or labor disputes or significant development in, or the resolution of, such matters;
•the gain or loss of a substantial supplier or customer;
•the gain or loss of a substantial program; or
•a significant cybersecurity incident, such as a data breach or any other significant disruption in the Company’s operations, or a significant loss, potential loss, breach or unauthorized access of the Company’s property or assets, whether at its facilities or through its information technology infrastructure.
Generally, information is considered “non-public” when it is has not been widely disseminated to the public. In order for information to be considered public, it must be widely disseminated in a way that makes the information generally available to investors. In addition, a reasonable period (generally at least one full trading day) must elapse to allow the market to react to the information.
There are no exceptions to the laws that prohibit trading while in possession of material non-public information and securities transactions are likely to be viewed after the fact, regardless of whether your trading resulted in a gain or a loss. You should carefully consider how a transaction in Company Securities may be viewed with the benefit of hindsight.
3.2    Prohibition on “Tipping.” You may not share material non-public information with others and may be liable under federal securities laws (and in violation of this Policy) if you provide (or “tip”) material non-public information to others who trade in Company Securities while in possession of that information. Similarly, you may not make recommendations or express opinions to others while in possession of material non-public information as to trading in Company Securities.
3.3    Family Members and Entities You Influence or Control. This Policy applies to your members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to their influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their account. This means that if you are restricted to trading in an Open Period or are required to pre-clear your transactions, your Family Members are similarly restricted. This Policy does not, however, apply to your personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
This Policy also applies to any entities that are influenced or controlled by you, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. This means that if you are restricted to trading in an Open Period or are required to pre-clear your transactions, your Controlled Entities are similarly restricted.
3.4    Trading in the Stock of Other Corporations. If you, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, you are prohibited from trading in that company’s Securities until the information becomes public or is no longer material.
3.5    Additional Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if you engage in certain types of transactions. All employees are encouraged to avoid engaging in and Executive Officers (as defined below) and Directors are prohibited from engaging in any of the following transactions:
3.5.1    Short-Term Trading. Short-term trading of Company Securities may be distracting and may unduly focus a person on short-term stock market performance instead of long-term business objectives. For these reasons, if you purchase Company Securities in the open market, you should have a long-term investment horizon.
3.5.2    Short Sales. Short sales of Company Securities (i.e., sale of a Security that the seller does not own) evidence a seller’s expectation that the

Securities will decline in value and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce your incentive to improve the Company’s performance. For these reasons, you are discouraged from engaging in short sales of Company Securities. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
3.5.3    Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company stock and therefore creates the appearance that you are trading based on inside information. Transactions in options also may focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, you are prohibited from engaging in transactions in puts, calls or other derivative Securities, on an exchange or otherwise. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
3.5.4    Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders. Therefore, you are prohibited from engaging in any hedging or monetization transactions with respect to Company Securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in Company Securities.
3.5.5    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the security holder’s consent if the security holder fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the security holder borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the security holder is aware of material non-public information or otherwise is not permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
3.6    Additional Procedures.
3.6.1    Open Periods. All associates are encouraged to engage in transactions in Company Securities within an “Open Period,” which begins after one full market trading day following the Company’s public release of its quarterly earnings report or filing of its quarterly report on Form 10-Q (or annual report on Form 10-K), whichever is later, and continues through the 15th day of the last calendar month of then fiscal quarter (i.e., March 15, June 15, September 15, or December 15). For example, if a quarterly earnings release were issued and the Form 10-Q were filed before the market opens on Wednesday, May 1, the Open Period would begin on Thursday, May 2, and would continue through and including June 15. If a quarterly earnings release were issued before the market opens on Wednesday, May 1, but the Form 10-Q were filed Thursday, May 2, during market hours, then the Open Period would begin on Monday, May 6, and would continue through and including June 15.
Even during an Open Period, if you possess material non-public information, you may not engage in any transactions in Company Securities until the information has been made public or is no longer material. You should contact the Legal Department if you have any questions about materiality, non-public information, or the operation of this Policy.
Certain individuals are required by this Policy to limit their transactions in Company Securities to Open Periods. These individuals include:
•Directors of the Company;
•Executive Officers, as designated by the Company’s Board of Directors, pursuant to Rule 3b-7 of the Exchange Act (“Executive Officers”) and members of the Company’s Executive Leadership Team (the “ELT”);
•Direct reports to the Company’s Chief Executive Officer (“CEO”); and
•Certain individuals who have been designated by the General Counsel because they have regular access to information regarding the Company’s consolidated results of operations or financial condition.
3.6.1    Special Blackouts. The Company may from time to time “close” an Open Period without prior notice or impose an event-specific trading restriction, during which persons designated by the General Counsel may not trade in Company Securities. If such restriction period is imposed, the Company will notify affected individuals who will be prohibited from trading in Company Securities. Those individuals should not disclose to others that an event-specific trading restriction is in effect.
3.6.2    Pre-Clearance Procedures. Additionally, if you are a director, Executive Officer, a member of the ELT, a direct report to the CEO, or if you receive notice that you have been designated by the General Counsel because your role involves regular exposure to material non-public information, any proposed trade must:

•Occur during an Open Period; and
•Be reviewed and approved in advance by the Company’s General Counsel or Associate General Counsel, Securities and Corporate Governance.
Such advance clearance should be requested by submitting a written notice (including via email) to both the General Counsel and Associate General Counsel, Securities and Corporate Governance. A request for pre-clearance should be submitted at least one business days in advance of the proposed transaction.
Pre-approval is valid for five business days, including the day on which approval is granted (the “Approval Period”). Approval always remains subject to the general prohibition on trading while in possession of material non-public information. If during the Approval Period, you become aware of and are in possession of material non-public information, it is your responsibility to refrain from trading. If you do not place a transaction order during the Approval Period, approval must be requested again. If approval is denied, you may not share the fact that the approval was denied.
3.6.1    Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, you must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Company's General Counsel or Associate General, Securities and Corporate Governance and meet the requirements of Rule 10b5-1, including the requirements that a Rule 10b5-1 Plan must be entered into at a time when you are not aware of material non-public information. Once the Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion to an independent third party. Any Rule 10b5-1 Plan should be submitted for pre-approval by the Company's General Counsel in advance, with as much notice as possible, but not less than one business day. Once a Rule 10b5-1 Plan has been approved, no further pre-approval of transactions conducted under the Rule 10b5-1 Plan will be required. Pre-cleared 10b5-1 Plans will not require further pre-clearance at the time of the transaction.
3.6.2    Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after you have terminated employment with the Company. If you are in possession of material non-public information when their employment terminates, they may not trade in Company Securities until that information has become public or is no longer material.
3.7    Other Types of Transactions.
3.7.1    Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option. However, sales of stock as part of a cashless exercise of an option and/or the open market sale of stock, including a sale resulting from an option exercise for the purpose of generating the cash needed to pay the exercise price of the option must comply with the rules that apply to any transactions in Company Securities. Further, this Policy does not apply to the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares of stock subject to an option to satisfy tax withholding requirements.
3.7.2    Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock following a vesting event.
3.7.3    Bona Fide Gifts. Bona fide gifts of Company stock are not transactions subject to this Policy, provided however, that the Company’s Directors and officers who are subject to the reporting requirements of Section 16 of the Exchange Act (“Section 16 Officers”) must pre-clear any gift pursuant to the pre-clearance requirements described above. Whether a gift is a “bona fide” gift may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the General Counsel or Associate General Counsel, Securities and Corporate Governance when contemplating a gift.
3.8    Additional Provisions Applicable to Section 16 Officers.
3.8.1    Short-Swing Profit Rules. Section 16 of the Exchange Act provides that Section 16 Officers who purchase and sell (or sell and purchase) Company Securities within a six-month period must forfeit, or disgorge, all profits to the Company whether or not they had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, awards under the Company’s equity incentive plans and the vesting and exercise of those awards are not subject to Section 16. However, Section 16 and the rules thereunder are extremely complex and any questions about the potential applicability of Section 16 should be directed to the General Counsel or Associate General Counsel, Securities and Corporate Governance.
3.8.2    Transaction Reporting. All Section 16 Officers are required to file a Form 4 with the SEC within two business days of most transactions related to Company Securities. The Company coordinates and submits these forms for filing the respective Section 16 Officer; however, it is the responsibility of the Section 16 Officer to provide all necessary information about transactions in Company Securities to the Company.
3.9    Enforcement and Penalties for Violations. An individual who trades on inside or non-public information (or “tips” information to others) may face civil as well as criminal fines and/or a jail term. Please note that many countries other than the U.S. have laws regarding insider trading. Even if the activities in this Policy are not prohibited in the country where you are located, the Policy and the U.S. securities laws applies to all employees, officers and directors regardless of location.
In addition, failure to comply with this Policy may subject you to disciplinary action by the Company up to and including termination of employment, whether or not your failure to comply results in a violation of law. The Company will not tolerate conduct that may subject it to potential litigation, increased regulatory scrutiny or civil or criminal liability.
If you acquire information that anyone is engaged in conduct prohibited by this Policy, you should promptly report such information to the General Counsel, or if the information involves the General Counsel, to the Chief Financial Officer or Chief Executive Officer.
3.10    Company Assistance. If you have questions about this Policy, or specific transactions in Company Securities, you may obtain additional guidance from the General Counsel or Associate General Counsel, Securities and Corporate Governance. However, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you.